AMENDMENT NO. 1 TO AGREEMENT

   This Amendment to the Agreement dated October 20, 2005, by and between Cohen & Steers Capital Management Inc. ("C&S"), a New York corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation (the "Agreement"), is made as of this 22nd day of March, 2007, by and between C&S and Van Kampen (the "Amendment").

                                   WITNESSETH:

   WHEREAS, the Agreement (a) grants a license to Van Kampen and the Trusts to use the Cohen & Steers Property in connection with the Trusts, (b) provides that C&S will provide certain services in advising and consulting with Van Kampen with respect to securities selection in accordance with certain criteria specified in the Agreement and C&S's investment concerns and strategies and (c) provides that C&S will act as Supervisor, as defined by the trust indenture governing a particular Trust, in connection with the Trusts; and

   WHEREAS, C&S and Van Kampen desire to amend the Agreement as provided herein;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Except as expressly set forth in this Amendment, this Amendment shall not constitute an amendment or modification of any other provision of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Agreement.

   2. Fees. For the services to be performed pursuant to Section 2 of the Agreement with respect to any Trust with an original scheduled term of two (2) years or less, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay C&S a fee equal to five basis points (0.05%) of the aggregate Evaluation Price of all assets comprising such Trust as of the end of the primary offering period of such Trust (the "Portfolio Consultant Fee"). Such fee shall be paid by the trustee of the Trusts to C&S within fifteen (15) days following the end of the primary offering period of such Trust.

   3. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

   4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.

By:________________________________

Name: _____________________________

Title: ______________________________




COHEN & STEERS CAPITAL MANAGEMENT INC.

By:_______________________________

Name: ____________________________

Title:______________________________